ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-3
$ 193,949,671 6.20% Auto Receivables Backed Certificates
For the Year Ended December 31, 1997




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-97           0           0           0    0.00%            0    0.00%
 Feb-97           0           0           0    0.00%            0    0.00%
 Mar-97           0           0           0    0.00%            0    0.00%
 Apr-97           0           0           0    0.00%            0    0.00%
 May-97           0           0           0    0.00%            0    0.00%
 Jun-97           0           0           0    0.00%            0    0.00%
 Jul-97           0           0           0    0.00%            0    0.00%
 Aug-97           0           0           0    0.00%            0    0.00%
 Sep-97           0           0           0    0.00%            0    0.00%
 Oct-97   4,545,719   1,062,683           0    0.00%    7,035,248    3.56%
 Nov-97   4,362,277   1,038,772       9,747    0.06%   10,630,970    5.50%
 Dec-97   4,593,801   1,015,827      93,194    0.59%   12,331,544    6.54%
        ____________ ___________ ___________
 Totals  13,501,797   3,117,281     102,940

  ** The date represents the month of the Distribution date, the informat is from activity of the previous month.